Exhibit (d)(4)(ii)

Form of

Schedule A to

Sub-Advisory Agreement

(updated as of December 17, 2008)

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)	Effective Date
Allianz NACM Global Equity 130/30 Fund	0.70%	07/15/08
Allianz NACM International Growth Fund	0.50%	12/17/08

[Signature page follows]

Schedule A to Sub-Advisory Agreement

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and NICHOLAS-APPLEGATE CAPITAL MANAGEMENT LLC have each caused this Schedule A to Sub-Advisory Agreement to be signed in its behalf by its duly authorized representative, on this      day of                     ,             .

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:
Title:

NICHOLAS-APPLEGATE CAPITAL MANAGEMENT LLC

By:
Name:
Title:

Signature Page for Schedule A to Sub-Advisory Agreement